[Silicon Letterhead]

FOR INFORMATION CONTACT:
Andrew Pascal, CEO (Analysts)               (Investor Relations)
(650) 842-9000                              (650) 842-9000

FOR IMMEDIATE RELEASE

        SILICON GAMING ANNOUNCES EXPIRATION AND RESULTS OF EXCHANGE OFFER

     PALO ALTO,  California,  July 5, 2000 -- Silicon Gaming, Inc. (OTC Bulletin
Board: SGIC.OB) announced today the results of its exchange offer. The exchange offer expired at 5:00 P.M. New York City time on June 30, 2000. At the time of expiration, the Company's exchange agent had received 541 Election Notices representing 11,585,457 shares of common stock participating in the exchange offer. As a result, the Company will issue up to 11,585,457 Exchange Warrants to participating shareholders.

     Each Exchange Warrant may be exercised for 3.59662 shares of common stock at an exercise price of $.1528 per share of common stock. Upon issuance, the 11,585,457 Exchange Warrants would be exercisable, in the aggregate, for approximately 41,668,486 shares of common stock. Exchange Warrants are not exercisable for the first twelve months following their date of issuance and will expire, if not earlier exercised or terminated, on the fourth anniversary date following their date of issuance. In addition, if the share price of the Company's common stock, as reported on the Nasdaq National Market or a national securities exchange, exceeds $0.2346 per share for twenty consecutive trading days, the holders of the Exchange Warrants would have 180 days to exercise the Exchange Warrants or they would automatically expire. This provision is not effective while the common stock is trading on the OTC Bulletin Board or during the first two years following issuance of the Exchange Warrants. Currently, there is no market for the Exchange Warrants and the Company does not intend to register the Exchange Warrants or file an application for the Exchange Warrants on any securities exchange.

     Silicon Gaming, Inc. designs and manufactures a full line of innovative wagering products, including the Family Feud Wagering Attraction, and an extensive library of game applications including Phantom Belle, Banana-Rama, Eureka, Cash Cruise, TopHat 21 and Hot Reels. Headquartered in Palo Alto, California, the Company is traded on the OTC Electronic Bulletin Board as SGIC.OB.

                           FORWARD-LOOKING STATEMENTS

     This press release may contain certain forward-looking statements that involve risks and uncertainties. These are statements about future events, results of operation, business plans and other matters. The Company's actual results may differ materially from the results discussed in the forward-looking statements based on various factors and risks, including those identified in the Company's Form 10-K for the year ended December 31, 1999. Words such as
"expect", "anticipate", "intend" or other similar words are used to identify forward looking statements. These statements are made based on Silicon Gaming's current knowledge and understanding. However, there can be no assurances as to whether or not actual results will be consistent with these statements. Silicon Gaming has no obligation to update the forward-looking statements made in this press release.

  For more information on Silicon Gaming, Inc., visit the Company's website at
                          http://www.silicongaming.com